GENERAL NEW JERSEY MUNICIPAL MONEY MARKET FUND, INC.

SHAREHOLDER SERVICES PLAN

Introduction:  It has been proposed that the above-captioned investment company (the "Fund") adopt a Shareholder Services Plan (the "Plan") under which the Fund would reimburse the Fund's distributor (the "Distributor") for certain allocated expenses of providing personal services and/or maintaining shareholder accounts to (a) shareholders of each series of the Fund or class of Fund shares set forth on Exhibit A hereto, as such Exhibit may be revised from time to time, or (b) if no series or classes are set forth on such Exhibit, shareholders of the Fund.  The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" (a "Service Fee") as defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Rules").

The Fund's Board, in considering whether the Fund should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Fund assets for such purposes.

In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Fund and its shareholders.

The Plan:  The material aspects of this Plan are as follows:

1.         The Fund shall reimburse the Distributor an amount not to exceed an annual rate of .25 of 1% of the value of the Fund's average daily net assets for its allocated expenses of providing personal services to shareholders and/or maintaining shareholder accounts; provided that, at no time, shall the amount paid to the Distributor under this Plan, together with amounts otherwise paid by the Fund, or each series or class identified on Exhibit A, as a Service Fee under the FINRA Rules, exceed the maximum amount then payable under the FINRA Rules as a Service Fee.  The amount of such reimbursement shall be based on an expense allocation methodology prepared by the Distributor annually and approved by the Fund's Board or on any other basis from time to time deemed reasonable by the Fund's Board.

2.         For the purposes of determining the fees payable under this Plan, the value of the net assets of the Fund or the net assets attributable to each series or class of Fund shares identified on Exhibit A, shall be computed in the manner specified in the Fund's charter documents for the computation of the value of the Fund's net assets.

3.         The Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan.  The report shall state the purpose for which the amounts were expended.

4.         This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

5.         This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

6.         This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

7.         This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Fund and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

Dated:              July 14, 1993

As Revised:      June 3, 2019

EXHIBIT A

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